Exhibit 99.1

BOWFLEX PARENT, NAUTILUS, INC. REPORTS FIRST QUARTER FISCAL 2024 RESULTS

Net Sales of $42M Down 24% Year-over-Year

Gross Profit Up 24%; Gross Margin Expanded 800 Basis Points vs. Q1 Fiscal 2023

Adjusted EBITDA Loss Reduced by 70% vs Q1 Fiscal 2023

Reaches Approximately 535K JRNY® Members, Up 48% vs Q1 Fiscal 2023

Reaffirms Fiscal Year 2024 Guidance, Expecting Significant Year-over-Year Improvement in Adjusted EBITDA Loss in Full Year Fiscal 2024

VANCOUVER, WASHINGTON, August 9, 2023 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2024 first quarter ended June 30, 2023.

Management Comments

“Driven by our operational and supply chain efforts and cost reduction actions, we made progress on our path back to profitability in the first quarter with significant improvement in gross margin and adjusted EBITDA loss,” said Jim Barr, Nautilus, Inc. Chief Executive Officer. “We also delivered our seventh consecutive quarter of sequential improvements in our inventory levels, solidified our liquidity position, and strengthened our balance sheet, providing us with the necessary financial flexibility to navigate the volatile retail environment while continuing to execute on our North Star Strategy.”

Mr. Barr concluded, “We continue to scale our differentiated digital offering, JRNY®, reaching over 535,000 members at the end of the quarter. Continued momentum in our Direct business reflects enhancements we’ve made to our product portfolio in this category. We are excited to further build on our strong portfolio with an exciting new pipeline of products with our new BowFlex® visual branding this Fall. With improving profitability, ample liquidity, and traction on our North Star strategy, we feel well positioned to capitalize on the enduring shift to at home fitness over the long term.”

Total Company Results

Fiscal 2024 First Quarter Ended June 30, 2023 Compared to June 30, 2022

•Net sales were $41.8 million, compared to $54.8 million, a decline of 23.8% versus last year. The sales decline versus last year was driven primarily by lower customer demand.

•Gross profit was $8.6 million, compared to $7.0 million last year, an increase of 24.3% versus last year. Gross profit margins were 20.7% compared to 12.7% last year. The 8.0 ppt increase in gross margins was primarily due to lower landed product costs (+11 ppts), decreased discounting (+2 ppts), favorable logistics overhead absorption (+1 ppt), offset by unfavorable absorption of JRNY COGS (-5 ppts), and increased outbound freight (-1 ppts).

•Operating expenses were $19.2 million compared to $58.1 million last year. The decrease of $39.0 million, or 67.0%, was primarily due to $27.0 million asset impairment charge in fiscal 2023, $4.3 million decrease in personnel expenses, $4.0 million lower media spending, $2.1 million decrease in contracted services, $1.3 million decrease in other costs, and $0.7 million in other variable selling, and marketing expenses due to decreased sales, offset by $0.4 million increase in restructuring related charges. Total advertising expenses were $1.1 million this year versus $5.1 million last year.

•Operating loss was $10.5 million compared to an operating loss of $51.2 million last year, primarily driven by lower operating expenses and higher gross profit.

•Income tax expenses were $0.5 million this year compared to $8.1 million last year. Expenses this quarter are primarily driven by foreign related taxes and FIN 48 reserves related to an income tax audit. No tax benefit associated with domestic losses was recognized due to the U.S. deferred tax asset valuation allowance position established last year. Income tax expense for the three-months ended June 30, 2022 was primarily a result of the U.S. deferred tax asset valuation allowance.

•Loss from continuing operations was $4.9 million, or $0.15 per diluted share, compared to a loss of $60.2 million, or $1.92 per diluted share, last year.

•Net loss was $4.9 million, or $0.15 per diluted share, compared to net loss of $60.2 million or $1.92 per diluted share, last year.

•The following non-GAAP measures exclude the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets in the prior year period and restructuring and exit charges1 for the three-months ended June 30, 2023.

◦Adjusted operating expenses were $18.7 million compared to $31.2 million last year. The $12.4 million or 39.9% decrease was primarily due to $4.3 million decrease in personnel expenses, $4.0 million lower media spending, $2.1 million decrease in contracted services, $1.3 million decrease in other costs, and $0.7 million in other variable selling, and marketing expenses due to decreased sales.

◦Adjusted operating loss was $10.1 million compared to $24.2 million last year, driven by lower operating expenses and higher gross profit.

◦Adjusted EBITDA loss from continuing operations was $5.9 million compared to $19.9 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

JRNY® Update

•Nautilus continues to enhance and refine existing JRNY® features that are popular with customers, including its personalized recommendations and differentiated, adaptive workouts.

•As of June 30, 2023, members of JRNY® reached 537,000, representing approximately 48% growth versus the same quarter last year. Of these members, 150,000 were Subscribers, representing approximately 17% growth over the same period last year. Nautilus defines JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users, and users who consume free content. A Subscriber is a person or household who paid for a subscription, is in a trial, or has requested a "pause"' to their subscriptions for up to three months.

•Earlier this year, Nautilus introduced the JRNY® app with Motion Tracking offering personalized coaching and feedback, automatic rep tracking, form guidance, and adaptive weight targets to all JRNY® memberships. Accessible via iOS or Android tablets and mobile devices, these embedded features are available to all JRNY® members with their existing membership and without the need for additional equipment. Leveraging proprietary technology and machine learning expertise from Nautilus’ acquisition of VAY, these new features bring enhanced value within the JRNY® platform, which Nautilus expects to drive JRNY® membership growth. The Company has seen early success, as workouts with motion tracking are chosen by consumers twice as frequently as other workouts in the JRNY® platform.

•A JRNY® Mobile subscription, priced at an affordable $11.99 per month or $99 per year, is designed for members who like using a mobile device (phone or tablet) with a compatible BowFlex® or Schwinn connectable product. They also benefit from a wide range of whole body workouts that are versatile and can be used both at home and on the go.

•A JRNY® All-Access subscription, at $19.99 per month or $149 per year, expands a members’ usage to any of our BowFlex® built-in touchscreen cardio products.

Segment Results

Fiscal 2024 First Quarter Ended June 30, 2023 Compared to June 30, 2022

Direct Segment

•Direct segment sales were $21.8 million, compared to $26.5 million, a decline of 17.5% versus last year. The net sales decrease compared to last year was primarily driven by lower customer demand.

•Cardio sales declined 26.9% versus last year. Lower cardio sales this quarter versus last year were primarily driven by lower demand for bikes. Strength product sales were relatively flat versus the same period last year.

•Gross profit margin was 16.2% versus 17.2% last year. The 1.0 ppt decrease in gross margin was primarily driven by: unfavorable absorption of JRNY® COGs (-8 ppts), increased discounting (-2 ppts) and higher outbound freight (-2 ppts), offset by lower landed product costs (+7 ppts) and favorable logistics overhead absorption (+3 ppts). Gross profit was $3.5 million, a decrease of 22.6% versus the same period in 2022.

•Segment contribution loss was $4.7 million, or 21.6% of sales, compared to segment contribution loss of $9.9 million, or 37.4% of sales last year. The improvement was primarily driven by decreased media spend and lower operating expenses, partially offset by lower gross profit, as explained above. Advertising expenses were $0.9 million compared to $5.2 million for the same period in 2022.

Retail Segment

•Retail segment sales were $19.5 million, compared to $27.4 million, a decline of 29.0% versus last year. Retail segment sales outside the United States and Canada were up 69.1% versus last year. The net sales decrease compared to last year was primarily driven by lower demand as retailers work through higher-than-normal inventory levels.

•Cardio sales declined 21.3% versus last year. Lower cardio sales this quarter were primarily driven by lower demand for bikes. Strength product sales declined by 34.9% versus last year. Lower strength sales this quarter versus last year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 24.1% versus 5.5% last year. The 18.6 ppt increase in gross margin was primarily due to lower landed product costs (+13 ppts) and decreased discounting (+7 ppts), partially offset by unfavorable logistics overhead absorption (-1 ppt). Gross profit was $4.7 million, an increase of 213.2% versus last year.

•Segment contribution income was $0.4 million, or 2.0% of sales, compared to segment contribution loss of $5.4 million, or 19.7% of sales, last year. The improvement was primarily driven by higher gross profit and lower operating expenses.

Balance Sheet and Other Key Highlights as of June 30, 2023:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $18.3 million, flat compared to March 31, 2023. This was primarily due to net proceeds of $10.1 million from the sale of intellectual property, net proceeds of $4.6 million from an equity raise, net proceeds of $2.2 million from the sale of Vi Labs, offset by $12.9 million in payments on long term debt, $2.4 million in cash used in operating activities, $1.2 million for capital expenditures, $0.8 million in payments of debt issuance costs and $0.4 million in payments of early termination of debt fees.

•Debt and other borrowings were $15.9 million, a reduction of $12.0 million, compared to $27.9 million as of March 31, 2023.

•$9.5 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $14.9 million as of March 31, 2023.

•Free Cash Flow1, defined as net cash used in operating activities minus capital expenditures, was an outflow of $3.5 million for the three-month period ended June 30, 2023 compared to an outflow of $9.4 million for the same period last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

•Inventory was $39.8 million, down 15% compared to $46.6 million as of March 31, 2023 and down 62% versus the same quarter last year. The year-over-year decrease in inventory was driven by sell-through and strong inventory management as the Company continued to right-size inventory levels. About 9% of inventory as of June 30, 2023 was in-transit.

•Trade receivables were $13.2 million, compared to $21.5 million as of March 31, 2023. The decrease in trade receivables was due to lower sales volumes driven by seasonality.

•Trade payables were $20.5 million, compared to $29.4 million as of March 31, 2023. The decrease in trade payables was primarily due to lower operating expense accruals due to seasonality and cost cutting actions taken in Q4 FY23.

•Capital expenditures totaled $1.2 million for the three-months ended June 30, 2023.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2024 expectations as of August 9, 2023 and are subject to risks and uncertainties.

Full Year Fiscal 2024

Nautilus is reiterating full year fiscal 2024 guidance.

•The Company expects full year net revenue to be in the range of $270 million to $300 million, with the second half of the year representing 60% to 65% of full year net revenue.

•Given the sale of the Nautilus Brand, the Company expects full year royalty revenue to be $1.8 million.

•The Company expects full year Adjusted EBITDA1 of between $15 million loss to break-even.

•The Company is targeting JRNY® Members to be approximately 625,000 at March 31, 2024.

1The Company provides Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. The Company is unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, the Company does not provide a reconciliation of projected net income to projected Adjusted EBITDA

Conference Call

Nautilus Inc. will discuss fiscal 2024 first quarter ended June 30, 2023 operating results during a live conference call and webcast on Wednesday, August 9, 2023 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (844) 825-9789 in North America. International callers may dial (412) 317-5180. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, August 9, 2023 through 8:59 p.m. PT, August 23, 2023. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 10180917.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes BowFlex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three-month period ended June 30, 2023 and 2022 (unaudited and in thousands, except per share amounts):

	Three-Months Ended June 30,
	2023	2022
Net sales	$41,750	$54,817
Cost of sales	33,101	47,860
Gross profit	8,649	6,957
Operating expenses:
Selling and marketing	6,001	12,891
General and administrative	8,894	12,463
Research and development	3,847	5,823
Restructuring and exit charges	440	—
Goodwill and intangible impairment charge	—	26,965
Total operating expenses	19,182	58,142

Operating loss	(10,533)	(51,185)
Other income (expense), net	6,114	(889)
Loss from continuing operations before income taxes	(4,419)	(52,074)
Income tax expense	505	8,096
Loss from continuing operations	(4,924)	(60,170)
Loss from discontinued operations, net of income taxes	—	(7)
Net loss	$(4,924)	$(60,177)

Basic loss per share from continuing operations	$(0.15)	$(1.92)
Basic loss per share from discontinued operations	—	—
Basic net loss per share	$(0.15)	$(1.92)

Diluted loss per share from continuing operations	$(0.15)	$(1.92)
Diluted loss per share from discontinued operations	—	—
Diluted net loss per share	$(0.15)	$(1.92)

Shares used in per share calculations:
Basic	32,355	31,405
Diluted	32,355	31,405

Select Metrics:
Gross margin	20.7%	12.7%
Selling and marketing % of net sales	14.4%	23.5%
General and administrative % of net sales	21.3%	22.7%
Research and development % of net sales	9.2%	10.6%
Operating loss % of net sales	(25.2)%	(93.4)%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three-months ended June 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended June 30,		Change
	2023	2022	$	%
Net sales:
Direct net sales:
Cardio products(1)	$12,518	$17,133	$(4,615)	(26.9)%
Strength products(2)	9,328	9,343	(15)	(0.2)%
Direct	21,846	26,476	(4,630)	(17.5)%

Retail net sales:
Cardio products(1)	9,321	11,843	(2,522)	(21.3)%
Strength products(2)	10,156	15,601	(5,445)	(34.9)%
Retail	19,477	27,444	(7,967)	(29.0)%

Royalty	427	897	(470)	(52.4)%
Consolidated net sales	$41,750	$54,817	$(13,067)	(23.8)%

Gross profit:
Direct	$3,530	$4,562	$(1,032)	(22.6)%
Retail	4,692	1,498	3,194	213.2%
Royalty	427	897	(470)	(52.4)%
Consolidated gross profit	$8,649	$6,957	$1,692	24.3%

Gross margin:
Direct	16.2%	17.2%	(100)	basis points
Retail	24.1%	5.5%	1,860	basis points

Contribution:
Direct	$(4,708)	$(9,893)	$5,185	52.4%
Retail	382	(5,408)	5,790	107.1%
Royalty	427	897	(470)	(52.4)%
Consolidated contribution	$(3,899)	$(14,404)	$10,505	72.9%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(3,899)	$(14,404)	$10,505	72.9%
Amounts not directly related to segments:
Operating expenses	(6,634)	(36,781)	30,147	82.0%
Other expense, net	6,114	(889)	7,003	787.7%
Income tax expense	(505)	(8,096)	7,591	93.8%
Loss from continuing operations	$(4,924)	$(60,170)	$55,246	91.8%

(1) Cardio products include: connected-fitness bikes, the BowFlex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services (applicable to Direct only).

(2) Strength products include: Bowflex® Home Gyms, BowFlex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2023 and March 31, 2023 (unaudited and in thousands):

	As of
	June 30, 2023	March 31, 2023
Assets

Cash and cash equivalents	$17,326	$17,362
Restricted cash	954	950
Trade receivables, net of allowances	13,225	21,489
Inventories	39,791	46,599
Prepaids and other current assets	7,914	8,033
Income taxes receivable	7,235	1,789
Total current assets	86,445	96,222
Property, plant and equipment, net	30,502	32,789
Operating lease right-of-use assets	18,009	19,078
Other intangible assets, net	3,075	6,787
Deferred income tax assets, non-current	554	554
Income taxes receivable, non-current	—	5,673
Other assets	1,596	2,429
Total assets	$140,181	$163,532

Liabilities and Shareholders' Equity

Trade payables	$20,527	$29,378
Accrued liabilities	12,739	15,575
Operating lease liabilities, current portion	4,505	4,427
Finance lease liabilities, current portion	123	122
Warranty obligations, current portion	2,568	2,564
Income taxes payable, current portion	1,064	328
Debt payable, current portion, net of unamortized debt issuance costs	1,807	1,642
Total current liabilities	43,333	54,036
Operating lease liabilities, non-current	15,182	16,380
Finance lease liabilities, non-current	254	282
Warranty obligations, non-current	731	703
Income taxes payable, non-current	2,014	2,316
Deferred income tax liabilities, non-current	42	253
Other non-current liabilities	5,469	1,978
Debt payable, non-current, net of unamortized debt issuance costs	14,085	26,284
Shareholders' equity	59,071	61,300
Total liabilities and shareholders' equity	$140,181	$163,532

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure. Nautilus defines free cash flow as net cash provided by (used in) operating activities minus capital expenditures. The Company believes that, when viewed with GAAP results, free cash flow provides management, investors and other users of the Company's financial information with a more complete understanding of factors and trends affecting cash flows. Nautilus believe free cash flow provides useful additional information to users of the Company's financial information and is an important metric because it represents a measure of how much cash is available for discretionary and non-discretionary items after the deduction of capital expenditures. The Company uses this metric internally, as they believe a sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace GAAP results.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis to exclude certain non-recurring items, including the non-cash charge related to goodwill and intangible asset impairment(1)and exit charges(2). The Company believes that excluding these items, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1) and restructuring and exit charges(2), depreciation and amortization, stock-based compensation and certain other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of factors and can vary significantly from one period to the next. Nautilus believes that exclusion of such other expenses are useful to management and investors in evaluating the performance of ongoing operations on a period-to-period basis.

Nautilus does not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table reconciles free cash flow, a non-GAAP financial measure, from a GAAP financial measure for the three-month period ended June 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(2,365)	$(5,980)
Purchase of property, plant and equipment	(1,178)	(3,381)
Free cash flow	$(3,543)	$(9,361)
Net loss	$(4,924)	$(60,177)
Free cash flow as percentage of net loss	72.0%	15.6%

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three-month period ended June 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended June 30,
	2023	2022
Operating expenses	$19,182	$58,142
Goodwill and intangible impairment charge(1)	—	(26,965)
Restructuring and exit charges(2)	(440)	—
Adjusted operating expenses	$18,742	$31,177

The following table presents a reconciliation of operating loss, the most directly comparable GAAP measure, to Adjusted operating loss for the three-month period ended June 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended June 30,
	2023	2022
Operating loss	$(10,533)	$(51,185)
Goodwill and intangible impairment charge(1)	—	26,965
Restructuring and exit charges(2)	440	—
Adjusted operating loss	$(10,093)	$(24,220)

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three-month period ended June 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended June 30,
	2023	2022
Loss from continuing operations	$(4,924)	$(60,170)
Total other (income) expense, net	(6,114)	889
Income tax expense from continuing operations	505	8,096
Depreciation and amortization	3,150	2,306
Stock-based compensation expense	1,023	1,979
Goodwill and intangible impairment charge(1)	—	26,965
Restructuring and exit charges(2)	440	—
Adjusted loss before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(5,920)	$(19,935)

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Restructuring and exit charges
In February 2023, we restructured our cost structure to align with lower revenue. In addition to ending relationships with outsourced contractors, we executed a reduction in our workforce of approximately 15%. Restructuring and exit charges include involuntary employee termination benefits and other exit costs.